UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2021 (June 8, 2021)

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22333	36-3687863
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1319 Marquette Drive, Romeoville, Illinois 60446

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (630) 771-6700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2021, Solesence, LLC (“Solésence”), a wholly-owned subsidiary of Nanophase Technologies Corporation, entered into an Exclusive Supply Agreement (the “Supply Agreement”), effective April 1, 2021 with Ilia Beauty, Inc. (“Ilia”). Pursuant to the Supply Agreement, Solésence has agreed to sell certain skincare products to Ilia on an exclusive basis. The Supply Agreement includes non-binding sales forecasts and requires Ilia to make additional purchases or payments to Solésence if Ilia does not purchase a certain percentage of the forecasted sales in a given year. If actual purchases do not meet the forecasts during the first two years of the term of the Supply Agreement, the parties may renegotiate or terminate the Supply Agreement. Price increases are capped under the Supply Agreement and if actual sales exceed forecasted sales for a given year, prices will be discounted in the following year.

The Supply Agreement has an initial term of three years from April 1, 2021 and will automatically renew for additional one-year terms unless Ilia provides 90 days’ advance written notice of its intent to terminate. Either party may terminate the Supply Agreement, subject to the right to cure, on 30 days’ written notice due to a material breach by the other party.

This Item 1.01 is qualified in its entirety by reference to the complete text of the Supply Agreement, which is filed, with confidential portions redacted, as an exhibit to this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit	Description
10.1	Exclusive Supply Agreement, effective April 1, 2021, between Solesence, LLC and Ilia Beauty, Inc.*

* Confidential portions of this exhibit have been redacted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2021

NANOPHASE TECHNOLOGIES CORPORATION

By:

   /s/ JESS JANKOWSKI

Name: Jess Jankowski

Title:   Chief Executive Officer